SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                 )

Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

Check the appropriate box:
|_|  Preliminary Proxy Statement        |_|      Confidential, For Use
                                                 of the Commission Only
                                                 (as permitted by
                                                 Rule 14a-6(e) (2))

|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12

                  Metromedia International Group, Inc.
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         |X|  No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         |_|      Fee paid previously with preliminary materials:


         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement no.:

         (3)      Filing Party:

         (4)      Date Filed:


                                 [Lens Letterhead]


    Contact: Richard A. Bennett                   Scott Sunshine or Carol Crane
              Chief Activism Officer                TowersGroup
              Lens                                  (212) 354-5020
              (207) 775-4296                        scottsunshine@towerspr.com
              rbennett@lens-inc.com                 carolcrane@towerspr.com


                     SHAREHOLDER ACTIVIST, LENS, CRITICIZES
                 METROMEDIA FOR NOT DECLARING PREFERRED DIVIDEND


     Portland, ME, May 25, 2001 - Metromedia International Group's (AMEX:MMG) Tuesday, May 22 decision not to declare a dividend on its preferred stock has been sharply criticized by investor activist firm Lens Investment Management, LLC.

     MMG issued a press release indicating that the company had elected not to declare a dividend on its preferred stock. No warning and scant explanation was given for the abrupt decision. MMG's release also made reference to a previous announcement that it had engaged ING Barings and Salomon Smith Barney Inc. for advice on "alternatives to sell or spin-off certain of its businesses."

     "We believe MMG's management yet again is showing callous indifference to the interests of its stockholders," said Richard Bennett, Principal of Lens Investment Management. "In our opinion their announcement regarding the dividend on preferred stock raises more questions than it answers. As for MMG's statement about selling or spinning-off some of its businesses, we remain highly skeptical. We're interested in seeing if MMG will act on the advice of its bankers."

     Lens is working for Elliott Associates, L.P. and Elliott International, L.P., institutional investment firms under common management, who have filed a preliminary proxy statement with the SEC in connection with the MMG 2001 Annual Meeting. The proxy nominates candidates to the MMG Board of Directors and puts forward two stockholder proposals that would limit the number of insiders allowed on the Board and allow substantial stockholders to demand that special meetings be called.

                                  (More)

SHAREHOLDER ACTIVIST, LENS, CRITICIZES METROMEDIA/...PAGE 2


     Metromedia International Group, Inc. is a global communications and media company operating telephony and television businesses in Eastern Europe, the republics of the former Soviet Union and other emerging markets. The company, headed by Chairman John W. Kluge and CEO Stuart Subotnick, also owns the lawn and garden equipment manufacturer Snapper, which it has called a "non-core" asset.

     Elliott Associates, L.P. and Elliott International, L.P. are institutional investors with a collective ownership of approximately 3.9% of MMG Common Stock. Elliott Associates is based in New York, and Elliott International is based in the Cayman Islands. The investment activities of Elliott Associates and Elliott International are under common management.

     Founded in 1991 by Robert A.G. Monks as an investment management firm, Lens was among the first fund managers to take an active role in corporate governance. Over the past decade, Lens, which no longer operates as a portfolio manager, but rather as a specialist in investor activism, has succeeded in increasing the value of shareholders' investment in companies including Scott Paper, American Express, Eastman Kodak and Pioneer Group. A copy of this and all previous Lens press releases relating to MMG can be found online at www.lens-inc.com.

     PLEASE READ THE PROXY STATEMENT OF ELLIOTT ASSOCIATES AND ELLIOTT INTERNATIONAL WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. YOU MAY OBTAIN THIS PROXY STATEMENT, OR ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT WWW.SEC.GOV AND AT WWW.FREEEDGAR.COM. YOU MAY ALSO OBTAIN THIS PROXY STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION OF PROXIES BY ELLIOTT ASSOCIATES AND ELLIOTT INTERNATIONAL, BY CONTACTING LAWRENCE DENNEDY BY MAIL AT MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, OR BY CALLING MR. DENNEDY TOLL FREE AT (800) 322-2885. PRESENTLY, A PRELIMINARY FORM OF THIS PROXY STATEMENT IS PUBLICLY AVAILABLE.
                                         ###